As filed with the Securities and Exchange Commission
                              on February 10, 1998

                                                      Registration No. 333-39067

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       - - - - - - - - - - - - - - - - - -
                           AMENDMENT NO. 1 TO FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          IMCLONE SYSTEMS INCORPORATED
             (Exact name of registrant as specified in its charter)

                  Delaware                           04-2834797
         (State or other jurisdiction of          (I.R.S. Employee
         Incorporation or organization)          Identification No.)

                                180 Varick Street
                            New York, New York 10014
                                 (212) 645-1405

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Harlan W. Waksal, M.D.
              Executive Vice President and Chief Operating Officer
                          ImClone Systems Incorporated
                                180 Varick Street
                            New York, New York 10014

                                    Copy to:
                              Brian W. Pusch, Esq.
                                 Penthouse Suite
                               29 West 57th Street
                            New York, New York 10019
                                 (212) 980-0408

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                 SUBJECT TO COMPLETION - DATED February 10, 1998

     Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                                   PROSPECTUS
                                 450,000 Shares

                          IMCLONE SYSTEMS INCORPORATED

                     Common Stock, par value $.001 per share


     The Registration Statement, of which this Prospectus forms a part, registers the offer and sale of up to 450,000 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of ImClone Systems Incorporated (the "Company" or "ImClone") by a certain holder of options (the "Options") to purchase Common Stock (the "Selling Stockholder"). The Selling Stockholder acquired the Options directly from the Company in a private placement transaction. See "Selling Stockholder". The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. The Company anticipates using proceeds from the exercise of the Options to (i) continue to fund and expand its research and development programs and (ii) for general corporate purposes.


     The Company's Common Stock is included on the Nasdaq National Market under the ticker symbol "IMCL". On February 9, 1998 the closing sale price for the Common Stock as reported by the Nasdaq National Market was $6.625.


     The Selling Stockholder may sell the Shares from time to time in transactions in the open market, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholder may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholder or from the purchasers of the Common Stock for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. After the passage of the requisite period of time, the Selling Stockholder may also sell the Shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). See "Plan of Distribution."

     The Company will bear all of the expenses in connection with the registration of the Common Stock offered hereby, which expenses are estimated to be $14,000. The Selling Stockholder will pay any brokerage compensation in connection with its sale of the Common Stock.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 8.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February __, 1998

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION.........................................................1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................1
CERTAIN FACTORS AFFECTING FORWARD-LOOKING STATEMENTS..........................2
PROSPECTUS SUMMARY............................................................3
RISK FACTORS..................................................................8
USE OF PROCEEDS...............................................................18
SELLING STOCKHOLDER...........................................................18
PLAN OF DISTRIBUTION..........................................................19
LEGAL MATTERS.................................................................20
EXPERTS.......................................................................20

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York, l0048 and Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.


     The Company has filed with the Commission under the 1933 Act, a Registration Statement on Form S-3 (the "Registration Statement"), of which this prospectus (the "Prospectus") is a part, with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the financial statements and exhibits incorporated therein by reference or filed as a part thereof, which may be examined without charge, and copies of such material can be obtained at prescribed rates from the Public Reference Section maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each such statement being qualified in all respects by such reference, and such contract or other document shall be deemed incorporated by reference into this Prospectus.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed with the Commission are hereby incorporated by reference and made a part hereof: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) the Company's Current Reports on Form 8-K, dated February 25, 1997, February 25, 1997, April 14, 1997, June 3, 1997, October 15, 1997, December 4, 1997 and January 21, 1998 (iii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated October 23, 1991.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date filing of such documents.


     The Company will provide, without charge, to each person (including any beneficial owner) to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information). Such requests should be directed to Harlan W. Waksal, M.D., Executive Vice President and Chief Operating Officer, at the Company's principal executive offices at 180 Varick Street, 7th Floor, New York, New York 10014, telephone (212) 645-1405.


CERTAIN FACTORS AFFECTING FORWARD-LOOKING STATEMENTS

     This Prospectus, including the documents and information incorporated herein by reference, contain forward-looking statements that involve risk and uncertainties. The Company's actual operations, performance and results could differ materially from those reflected in, or anticipated by, these forward-looking statements. In evaluating the Company and its operations, performance and results, investors should consider, among other things, the factors discussed herein under "Risk Factors" and the risks and uncertainties discussed in the Company's most recent Annual Report on Form 10-K under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", in the Company's Quarterly Reports on Form 10-Q and in the Company's other reports filed under the Exchange Act, in each case incorporated herein by reference.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, "Risk Factors" and financial statements including the notes thereto included or incorporated by reference in this Prospectus. The securities offered hereby involve a high degree of risk. See "Risk Factors."

The Company

     ImClone Systems Incorporated is a biopharmaceutical company engaged primarily in the research and development of therapeutic products for the treatment of cancer and cancer-related disorders. The Company's product candidates include interventional therapeutics for cancer and cancer vaccines.

     C225. The Company's lead interventional therapeutic for cancer is a chimerized (part mouse, part human) antibody that acts to block the Epidermal Growth Factor receptor ("EGFr"). EGFr is expressed in select normal human tissues and has been shown to be over-expressed in the cells of approximately one-third of all human cancers. Extensive in vivo animal studies with human tumors have shown that C225 in combination with various chemotherapeutic agents (doxorubicin, cisplatin or paclitaxel) demonstrates a pronounced enhancement of the anti-tumor effect of the chemotherapeutic agents, resulting in the complete destruction of human tumors in substantially all the animals in these studies. These studies have demonstrated long-term, tumor-free survival of animals.


     Since December 1994, the Company has initiated several Phase Ib/IIa clinical trials of C225 at Memorial Hospital (the patient care arm of Memorial Sloan-Kettering Cancer Center) ("Sloan-Kettering"), Yale Cancer Center, University of Virginia, MD Anderson Cancer Center and the University of Alabama, among others. The first study, involving a single injection of C225 at escalating doses in 13 patients, was completed in March 1995. Subsequent studies have been initiated with escalating doses of C225 both with and without chemotherapy. A multi-injection study of C225 alone in 17 patients was completed in February l996. A study of the drug in conjunction with cisplatin in head and neck cancer patients began in May 1995 and was completed in October 1996 with 22 patients. No dose limiting toxicities were demonstrated in these studies. Studies with doxorubicin in advanced prostate cancer patients and with paclitaxel in breast cancer patients were initiated in January 1996 and March 1996, respectively. Studies using C225 alone and in conjunction with chemotherapy and radiation in head and neck cancer patients began in dose escalation trials in July 1997, April 1997 and April 1997, respectively. In December 1997, the Company initiated a Phase II trial in metastatic renal cell carcinoma. ImClone expects to initiate Phase II/III studies to evaluate the potential of C225 in various tumor types, such as head and neck and pancreatic cancers.

     BEC2 Cancer Vaccine. BEC2 is a monoclonal anti-idiotypic antibody which the Company believes may be useful to prevent or delay the onset of recurrent primary tumors or metastatic disease. The antibody, which mimics the ganglioside GD3, has been tested since 1991 in Phase I clinical trials at Sloan-Kettering against certain forms of cancer, including small-cell lung carcinoma and melanoma. BEC2 has shown statistically significant prolonged survival of patients with small-cell lung carcinoma in a pilot study at Sloan-Kettering. In December 1990, the Company entered into a research and license agreement with Merck KGaA ("Merck"), a German-based pharmaceutical company to develop therapeutic cancer vaccines, including BEC2, for use in small cell lung carcinoma and malignant melanoma, and thereafter amended and extended the agreement, most recently in December 1997 (the "Amended Agreement"). Under the Amended Agreement, Merck has a royalty bearing license to develop and market BEC2 worldwide, except that in North America the Company has retained the right to co-market BEC2. Under the Amended Agreement, Merck is responsible for funding for a single indication clinical development of BEC2 worldwide; provided that if such costs exceed 17 million DM, Merck and ImClone share such excess costs on a 60%/40% basis. It is the intent of the parties that ImClone will be the manufacturer of the product worldwide. The December 1997 amendment further provides for milestone fees of $15,000,000 beyond those called for by the prior amendment. In connection with the December 1997 amendment, Merck purchased from the Company 400,000 shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Shares" or "Series A Preferred Stock") for total consideration of $40,000,000. See "Risk Factors - Dilution". As of September 30, 1997, the Company had earned in fiscal 1997 from its collaboration with Merck $1,500,000 in milestone payments, and $1,042,000 of research and support payments which represents the first two of eight quarterly payments totaling $4.7 million. ImClone expects that a Phase III multinational clinical trial for BEC2 for use in treatment in small cell lung carcinoma will be initiated in the first half of 1998.


     Other Product Candidates. The Company is seeking to develop inhibitors of angiogenesis, which is the formulation of new blood vessels necessary for tissue growth, including tumor growth. The Company has acquired proprietary rights to the recombinant mouse form of a key receptor involved in angiogenesis, the FLK-1 receptor. The Company has developed various antibodies with high affinity for the receptor and its human form, KDR which block the activation of the receptor and thereby inhibit angiogenesis. The Company has also initiated a program to develop small molecule inhibitors of angiogenesis and to identify and validate new targets for anti-angiogenic drug intervention. These inhibitors of the FLK-1/KDR receptor may represent a future treatment for inhibiting tumor growth in those cancers that use this molecular pathway to stimulate blood vessel development.

     FLK-2 is a tyrosine kinase receptor which is expressed on a sub-population of human hematopoietic stem cells, acute myeloblastic leukemia and acute lymphoblastic leukemia, and possibly human neural and neural-like tumors. The goal of the FLK-2 monoclonal antibody program is to develop therapeutic antibodies that can be used to treat FLK-2 expressing tumors.

     The Company is also conducting research in hematopoiesis (growth and development of blood cell elements) aimed at discovering factors to support hematopoietic stem cells and to control the proliferation, differentiation and functional deterioration of hematopoietic elements. The Company has obtained an exclusive license from The National Institutes of Health ("NIH") to the delta-like ("DLK") protein and gene for use in stem cell and gene therapy. DLK is a member of a family of proteins which appears to have the ability to maintain cells in an undifferentiated state. The Company also has entered into a non-exclusive license and supply agreement with Immunex Corporation ("Immunex") for use of the FLK-2/FLT-3 ligand for ex vivo cell therapies. Immunex has a license from the Company to the FLK-2 receptor, limited to the use by Immunex in the manufacture of the FLK-2/FLT-3 ligand.

     The Company has developed a recombinant molecular variant of Interleukin-6, a naturally occurring hematopoietic growth factor. IL-6m has been shown in animal tests to significantly stimulate the production of platelets and has been shown by others in pre-clinical trials to be a critical factor in liver cell regeneration. A pilot human clinical trial of IL-6m was initiated at Hadassah Hospital in Jerusalem, Israel in early 1994 in pre-chemotherapeutic patients with ovarian or lung cancer which trial was discontinued. In addition, IL-6m is being supplied to outside academic laboratories.


     The Company has licensed its diagnostic and infectious disease vaccine product areas, based on its earlier research, to corporate partners for further development and commercialization. The Company has granted the Wyeth/Lederle division of American Home Products Corporation ("American Home") a worldwide license to manufacture and market certain of its infectious disease vaccines, which are in development. The Company has also entered into a strategic alliance with Abbott Laboratories ("Abbott") pursuant to which the Company has licensed certain of its diagnostic products to Abbott on a worldwide basis. In mid-1995, Abbott launched in Europe its first DNA-based test, using the Company's technology, for the diagnosis of the sexually transmitted disease chlamydia. The Company is entitled to receive milestone payments and royalties in connection with future sales of such diagnostic products. In December 1996, the Company and Abbott modified this agreement to provide for an exclusive sublicensing agreement with Chiron Diagnostics ("Chiron") for the Company's patented DNA signal amplification technology, AMPLIPROBE. Under the terms of the agreement all sales of Chiron branched DNA diagnostic probe technology in countries covered by Company patents will be subject to a royalty to Abbott to be passed through to the Company. In May 1997, a European patent was issued for the Company's proprietary Repair Chain Reaction ("RCR") DNA probe technology which was licensed to Abbott under the 1992 strategic alliance. The issuance of the patent entitled the Company to receive two milestone payments totaling $1,000,000 and royalty payments on sales in covered European countries for products using the Company's RCR technology. Abbott will be entitled to deduct from royalties otherwise due, 25% of such royalties due for a two-year period and 50% thereafter until a total of $500,000 has been deducted. In June 1997, the Company received the $1,000,000 in milestone payments and as of September 30, 1997 had received a total of $117,000 in royalty fees.

     Research and Development. The Company initiated its in-house research and development efforts in 1986. The Company has assembled a scientific staff with a variety of complementary skills in a broad base of advanced research technologies, including oncology, immunology, cell biology and protein and synthetic chemistry. The Company has also recruited a staff of technical and professional employees to carry out manufacturing of clinical trial materials at its Somerville, New Jersey manufacturing facility. Of the Company's 106 full-time personnel on January 30, 1998, 47 were employed in its product development, clinical and manufacturing programs, 31 in research and 28 in administration. The Company's staff includes 15 persons with Ph.D. degrees and two with M.D. degrees.

     In addition to its research programs pursued in-house, the Company collaborates with certain academic institutions to support research in areas related to the Company's product development efforts. These institutions include the National Cancer Institute, Sloan-Kettering, the University of California, Princeton University, the University of North Carolina, The Wistar Institute, The University of Texas Southwestern Medical Center and The Mario Negri Institute for Pharmacological Research. Usually, research supported at outside academic institutions is performed in conjunction with additional in-house research. The Company also has collaborations with institutions related to the performance of its clinical trials. Such institutions include Sloan-Kettering, Yale Cancer Center, the University of Virginia, MD Anderson Cancer Center, and the University of Alabama.


     In October 1997, the Company entered into a collaboration with CombiChem, Inc. ("CombiChem") to discover and develop novel small molecules against selected targets for the treatment of cancer. In the collaboration, the companies will utilize CombiChem's Discovery Engine(TM) and Universal Informer Library(TM) to generate small molecules for screening in ImClone's assays for identification of lead candidates. The Company also made an equity investment in CombiChem.

     The Company operates a facility in Somerville, New Jersey for the manufacture of bulk materials of its therapeutic candidates in quality and quantity sufficient for human clinical trials. At this facility, the Company is producing C225 bulk drug. At this facility, the Company also supports clinical development of both the C225 and BEC2 programs.


     The Company was incorporated in Delaware in 1984 and commenced its principal research and development operations in March 1986. The Company's principal executive offices and laboratories are located at 180 Varick Street, New York, New York, 10014, and the telephone number is (212) 645-1405.

                                  The Offering

Common Stock
   being Offered.................  The Prospectus  relates to an offering by the
                                   Selling Stockholder of up to 450,000 shares of Common Stock which underly the Options.


Common Stock Outstanding
   after the Offering............. As  of  January  30,  1998  the  Company  had
                                   24,306,810 shares of Common Stock outstanding. Assuming that all of the Options are exercised and no other shares of Common Stock are issued subsequent to January 30, 1998, the Company would have 24,756,810 shares of Common Stock outstanding.


Use of Proceeds................... The Company  will not  receive  any  proceeds from the sale of the Shares offered by the Selling Stockholder. If all of the Options are exercised, the Company will receive estimated proceeds of $506,250. The Company anticipates using any proceeds received from the exercise of the Options (i) to continue to fund and expand its research and development programs and (ii) for general corporate purposes, including working capital. See "Use of Proceeds."

Nasdaq National
  Market Symbol.................. IMCL


Risk Factors.....................  See  "Risk   Factors"  for  a  discussion  of
                                   certain   risk   factors   that   should   be
                                   considered   by   prospective   investors  in
                                   connection with an investment in the Shares offered hereby.

--------------------------------------------------------------------------------

                                  RISK FACTORS


     An investment in the Shares offered by this Prospectus involves a high degree of risk. In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares offered hereby.


     Early Stage of Product Development; Technological Uncertainty. The Company was founded in 1984 and opened its laboratory in New York in 1986. Substantially all of the Company's products are in research or the early stages of development or clinical studies. Substantially all the Company's revenues were generated from license and research arrangements with corporate sponsors. The Company's revenues under its research and license agreements with corporate sponsors have fluctuated and are expected to fluctuate significantly from period to period. Similarly, the Company's results of operations have fluctuated and are expected to fluctuate significantly from period to period. These variations have been, and are expected to be, based primarily on the timing of entering into supported research and license agreements, the status of development of the Company's various products, the timing and level of revenues from sales by its partner in diagnostics, Abbott, of products bearing the Company's technology, the addition or termination of research programs or funding support, performance by the Company's corporate collaborators of their funding obligations, the achievement of specified research or commercialization milestones and variations in the level of expenditures for the Company's proprietary products during any given period. The Company's products will require substantial additional development and clinical testing and investment prior to commercialization. To achieve profitable operations, the Company, alone or with others, must successfully develop, introduce and market its products. No assurance can be given that any of the Company's product development efforts will be successfully completed, that required regulatory approvals can be obtained or that any products, if developed, will be successfully manufactured or marketed or achieve customer acceptance.

     History of Operating Losses and Accumulated Deficit. The Company has experienced significant operating losses in each year since its inception due primarily to substantial research and development expenditures. As of September 30, 1997, the Company had an accumulated deficit of approximately $113 million. The Company expects to incur significant additional operating losses over each of the next several years.


     Cash Requirements; Need for Additional Funding. The Company has expended and will continue to expend in the future substantial funds to continue the research and development of its products, conduct preclinical and clinical trials, establish clinical-scale and commercial-scale manufacturing in its own facilities or in the facilities of others, and market its products.

     The Company expects to incur substantial funding requirements for the expansion of operations, including (i) the expansion of the clinical trials of C225 and the related manufacturing program to support these trials and (ii) in an effort to develop new product candidates the expansion of research and development activities including among other things, increased staffing, the acquisition of equipment, and the consummation of new outside research agreements. In addition, $2,200,000 of the Industrial Development Revenue Bonds issued by the New York Industrial Development Agency ("NYIDA") in 1990 scheduled to become due in 2004 shall become due upon the termination of the lease (the "Lease") for the Company's New York facility. The Lease is scheduled to expire in March 1999 and the Company is currently in discussions regarding its extension and considering other alternatives. Assuming the extension of the Lease, the Company expects that its capital resources, including the ongoing research support of its corporate partners, will be sufficient to fund its operations for approximately the next two and one-half years. The receipt of certain of such ongoing research support is subject to attaining research and development milestones, certain of which have not yet been achieved. No assurance can be given that there will be no change in projected research support (including research and development milestones), or in other expenses that would lead to the Company's capital being consumed at a faster rate than currently expected, or that the Lease will be extended. The Company will require significant levels of additional capital and intends to raise the necessary capital through additional arrangements with corporate partners, equity or debt financings or from other sources. There is no assurance that the Company will be successful in consummating any such arrangements or financings.

     The Company has entered into preliminary discussions with several major pharmaceutical companies concerning the funding of research and development for certain of its products in research. No assurance can be given that the Company will be successful in pursuing any such alternatives. In addition, the Company is in preliminary discussions with several major pharmaceutical companies with respect to a strategic alliance for the development of its lead product candidate, C225. Such a strategic alliance could include an up-front equity investment and technology access fees plus milestone fees and revenue sharing. There can be no assurance that the Company will be successful in achieving such an alliance, nor can the Company predict the amount of funds which might be available to it if it entered into such an alliance or the time at which such funds would be made available.


     Pursuant to the terms of the Company's Series A Preferred Stock, the holders of the Series A Preferred Shares are entitled to receive, out of funds legally available therefor, cumulative dividends at the annual rate of $6.00 per share, compounded annually. Dividends are payable on the then outstanding Series A Preferred Shares in cash upon the earlier of (i) annually on December 31st of each year beginning on December 31, 1999; or (ii) at the time of conversion or redemption of the Series A Preferred Shares on which the dividend is being paid. Dividends on the Series A Preferred Shares accumulate and accrue from December 15, 1997 (the date of original issuance) and accrue thereafter, whether or not earned or declared. As of January 30, 1998, dividends aggregating approximately $309,000 had accrued on the Series A Preferred Shares.


     Dilution. Warrants to purchase 2,313,650 shares of the Company's Common Stock (which includes 1,331,650 warrants held by directors, officers, employees and consultants), at an average exercise price of approximately $2.76 per share (subject to adjustment) and stock options to purchase 2,810,595 shares of the Company's Common Stock (which includes 2,360,595 options granted to employees and consultants under the Company's stock option plans and the Options) at an average exercise price of approximately $6.17 per share (subject to adjustment) were outstanding as of January 30, 1998. The shares underlying such options and warrants (except for the Options which are covered by the Registration Statement of which this prospectus forms a part) are covered, or will be covered prior to exercise, by effective registration statements on file with the Commission. For the life of such options and warrants, the holders thereof are given an opportunity to benefit from a rise in the market price of the Common Stock with a resulting dilution of the interest of other stockholders. The exercise of such options and warrants is likely to be undertaken at a time when the Company, in all probability, could obtain additional equity capital from the public on terms more favorable than those provided for pursuant to the options and warrants. The exercise of a significant number of options and warrants at any one time or the sale of a substantial number of shares of Common Stock acquired upon exercise of options or warrants could adversely affect the market price of the Company's Common Stock and the Company's ability to raise additional equity capital.


     As of January 30, 1998, 400,000 Series A Preferred Shares were outstanding. The Series A Preferred Shares have a stated value of $100. Up to 100,000 Series A Preferred Shares were convertible commencing on December 15, 1997 (the "Issuance Date"); up to an additional 100,000 Series A Preferred Shares are convertible on or after January 1, 2000 (the "Second Anniversary Date"); up to an additional 100,000 Series A Preferred Shares are convertible on or after January 1, 2001 (the "Third Anniversary Date"); and up to an additional 100,000 Series A Preferred Shares are convertible on or after January 1, 2002 (the "Fourth Anniversary Date"). Series A Preferred Shares converted on or after the Issuance Date and before the Second Anniversary are convertible at a per share conversion price of $12.50; Series A Preferred Shares converted on or after the Second Anniversary Date and before the Third Anniversary Date are convertible at a per share conversion price equal to the Average Market Price of the Common Stock for the five (5) consecutive trading days ending one trading day prior to the Second Anniversary Date; Series A Preferred Shares converted on or after the Third Anniversary Date and before the Fourth Anniversary Date are convertible at a per share conversion price equal to the Average Market Price of the Common Stock for the five (5) consecutive trading days ending one trading day prior to the Third Anniversary Date; Series A Preferred Shares converted on or after the Fourth Anniversary Date and before January 1, 2003 are convertible at a per share conversion price equal to 88% of the Average Market Price of the Common Stock for the five (5) consecutive trading days ending one trading day prior to the Fourth Anniversary Date; and Series A Preferred Shares converted on or after January 1, 2003 are convertible at a per share conversion price equal to the Average Market Price of the Common Stock for the five (5) consecutive trading days ending one trading day prior to the receipt by the Company of a notice of conversion. For purposes of computing the conversion price, "Average Market Price" of the Common Stock for any period is the average of the closing prices for the Common Stock for each trading day in such period as reported by the Nasdaq National Market or any trading system on which the Common Stock may then be quoted. The conversion price is subject to adjustment in the case of certain dilutive events. Further, in the event the Average Market Price of the Common Stock for the five (5) consecutive trading days ending one trading day prior to any trading day during which any Series A Preferred Shares are outstanding exceeds 150% of the conversion price then in effect, the Company has the right to require the holder of the Series A Preferred Shares to convert all such shares as may then be convertible. In connection with the issuance of the Series A Preferred Shares, Merck was granted certain registration rights with respect to the underlying shares of Common Stock. Because, commencing after the Second Anniversary Date, the number of shares of Common Stock into which the Series A Preferred Shares are convertible is related to the fair market value of the Common Stock, to the extent the fair market value of the Common Stock decreases, the number of shares issuable upon conversion of the Series A Preferred Shares will increase. The conversion of a significant number of Series A Preferred Shares, particularly in circumstances where the fair market value of the Common Stock is relatively low, could adversely affect the market price of the Common Stock and the Company's ability to raise additional equity capital.

     Limited Manufacturing Experience. To be successful, the Company's products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. Although the Company has developed products in the laboratory and in some cases has produced sufficient quantities of materials for pre-clinical animal trials and early stage clinical trials, production in late stage clinical or commercial quantities may create technical challenges for the Company. The Company owns a facility which is used as its clinical-scale manufacturing facility. If it commercializes its products, the Company plans to adapt this facility for use as its commercial-scale manufacturing facility. However, the Company has limited experience in clinical-scale manufacturing and no experience in commercial-scale manufacturing, and no assurance can be given that the Company will be able to make the transition to late stage clinical or commercial production. The timing and any additional costs of adapting the facility for commercial manufacturing will depend on several factors, including the progress of products through clinical trials, and are not yet determinable.


     Establishing Sales and Marketing Capability. As a research and development company, the Company does not have significant experience in selling or marketing new products. The Company's current strategy does not necessarily include marketing products on its own, as it intends to do so initially through, or in conjunction with, its corporate partners. See "Risk Factors-Dependence on Certain Contractual Agreements with Corporate Partners." At such time as the Company seeks to market directly a new product, the Company will require expertise in sales and marketing. There can be no assurance that the Company will be able to retain qualified or experienced sales and marketing personnel or that any efforts undertaken by such personnel will be successful. Under the Company's Amended Agreement with Merck, the Company has the right to co-market BEC2 in North America in the event BEC2 is approved for sale in North America.


     Dependence on Certain Contractual Agreements with Corporate Partners. To date, the Company has derived substantially all, and the Company expects to continue to derive over the next several years a substantial portion, of its revenues related to research and development funding and license fee revenues from agreements with corporate partners. These agreements typically provide the corporate partner with certain rights to manufacture and/or market in certain geographic areas specified products which are developed using the Company's proprietary technology, subject to an obligation to pay royalties to the Company based on future product sales, if any. Certain of these agreements provide for funding by corporate partners of research activities performed by the Company, and in some cases for payments to the Company of license fees either upon entering into such agreements or upon achievement of specified research, regulatory and commercialization milestones, or both. The Company's revenues from these agreements are not received at regular intervals, have fluctuated in the past and are expected to continue to fluctuate in the future. In general, the agreements from which the Company derives such revenues are subject to early termination at the election of the corporate partner. In the past, some of these arrangements have been terminated. There is no assurance that revenues from these sources will be maintained, or that the Company will enter into any additional agreements of a similar nature.

     Under most of these agreements, the corporate partner, at least for certain territories, controls and is responsible for the design and conduct of pre-clinical and clinical trials, seeking and obtaining of regulatory approvals, establishing clinical and commercial-scale manufacturing capabilities and manufacturing and marketing of products in those territories. The amount and timing of' funding and the investment of other resources under such agreements is controlled by such other parties and also is subject to the risk of financial or other difficulties that may befall such other parties. In addition, the corporate partners or their affiliates may be pursuing alternative products or technologies addressing the same purposes as those which are the subject of the collaboration with the Company. While the Company believes its corporate partners have or will have an economic motivation to succeed in performing their obligations under such agreements, there can be no assurance that the corporate interests and motivations of these partners will remain consistent with those of the Company.

     Uncertainties as to Patents and Proprietary Technologies. The patent position of biopharmaceutical companies generally is highly uncertain and involves complex legal and factual questions. The Company's success will depend, in part, on its ability to obtain patents on its own products, obtain licenses to use third parties' technologies, protect trade secrets, and operate without infringing the proprietary rights of others. If the Company is unable to obtain patents that adequately protect its own products, or if any of the Company's proprietary technologies were to conflict with the rights of others, the Company's ability to commercialize products using such technologies could be materially and adversely affected.

     The Company currently is the exclusive licensee or assignee of 42 issued patents worldwide, 24 of which are issued United States patents. The Company is the assignee or exclusive licensee of approximately 35 families of patent applications in the United States and in foreign countries directed to its proprietary technology. There can be no assurance that patents will issue as a result of any of such applications. Nor can there be any assurance that issued patents would be of substantial protection or commercial benefit to the Company or would afford the Company adequate protection from competing products. For example, issued patents may be challenged and declared invalid. In addition, under many of its license agreements with third parties, the Company is required to meet specified milestone or diligence requirements in order to retain its license to such third party patents and patent applications. There can be no assurance that the Company will satisfy any of these requirements.

     The Company holds rights under certain third party patents that it considers necessary for the development of its technology. It is anticipated that, in order to commercialize certain of the products that the Company is developing or may develop, the Company may be required to obtain additional licenses to patents from third parties. However, the extent to which such licenses may be required, the availability of such licenses and the cost of such licenses, if they are available, are uncertain, at present.

     The Company is aware that other parties have filed patent applications in various countries in several areas in which the Company is developing products. Some of these patent applications have issued as patents, and some are still pending. There can be no assurance that the pending patent applications will not issue as patents. Issued patents are entitled to a rebuttable presumption of validity under the laws of the United States and certain other countries. These issued patents may adversely affect the ability of the Company to develop commercial products it is attempting to develop. If licenses to such patents are needed, there can be no assurance that any such licenses would be obtainable on acceptable terms.

     The following are some of the areas which may be adversely affected by the patents and patent applications of others:



     The Company has an exclusive license to an issued U.S. patent for the murine form of C225, the Company's EGFr antibody product. The Company's licensor did not seek patent protection outside the United States on this antibody.
Outside the United States, the Company is relying, in part, on patent applications exclusively licensed from a major pharmaceutical company, which claim the use of an EGFr antibody in conjunction with chemotherapeutic agents. The Company is currently prosecuting these applications. There can be no assurance that the Company will be successful in these efforts.


     The EGFr antibodies being developed by the Company are "chimerized" monoclonal antibodies. Patents have been issued to other biotechnology companies that cover the chimerization of antibodies, and the Company may be required to obtain licenses under these patents in order to commercialize its chimerized monoclonal antibodies. There can be no assurance that the Company will be able to obtain such licenses in the territories where it proposes commercialization.


     The Company is aware that third-party patents have been issued in the United States and Europe covering anti-idiotypic antibodies and/or their use for the treatment of tumors. Such patents, if valid, could be construed to cover the Company's BEC2 monoclonal antibody and certain uses thereof in the United States and most of Europe. Merck, the Company's licensee of BEC2 worldwide, has informed the Company that it has obtained a non-exclusive, worldwide license to such patent in order to market BEC2 in its territory. No assurance can be given that such license would be available to the Company in other parts of the world on commercially acceptable terms, if at all.


     The Company maintains a proprietary position with respect to anti-angiogenic therapeutics, as well as therapeutic methods of treating angiogenic disease, through patents and patent applications filed by the Company. The Company is aware that third parties have filed patent applications that could affect the ability of the Company to commercialize its anti-angiogenic therapeutics or therapeutic treatments.

      The Company's proprietary position with respect to its IL-6m is based on patents and patent applications filed by the Company. The Company is aware of patents issued to a third party in the United States and Europe covering cysteine-depleted proteins. Patent applications by this third party also have been filed in other countries. The issued U.S. and European patents may be construed to cover use of the Company's IL-6m in the United States and Europe and, assuming such patents are valid, enforceable and infringed, could require the Company to obtain a license to the patents in order to commercialize the Company's product in the U.S. and Europe, including Great Britain, France, Germany, Sweden and Italy. Similar licenses might have to be obtained in order to market the product in other countries if similar patents are issued in those jurisdictions.

     The Company is also aware that United States patents have been issued to third parties relating to a general process for purifying proteins that the Company may use in producing its IL-6m and to the use of IL-6 to treat thrombocytopenia. The Company may be required to or decide to seek a license to some or all of these patents.


     In addition, the Company is aware of third-party patents for native recombinant IL-6 and methods for its production. The Company is aware of a European patent for the DNA encoding for human recombinant IL-6 and methods for its production, which has been exclusively licensed on a worldwide basis to a pharmaceutical company. The Company has entered into a settlement agreement with the pharmaceutical company whereby the pharmaceutical company has agreed not to enforce its patent against the Company based on the Company's use of its IL-6m patent or patent applications.


     The Company is also aware of U.S. patents that cover various aspects of IL-6. The U.S. patents are licensed to the same pharmaceutical company as the European patent mentioned above. They may be construed to cover the Company's IL-6m.


     The Company is aware that third parties have filed patent applications in areas that could affect the ability of the Company or its licensee for diagnostics, Abbott, to commercialize the Company's diagnostic products. These areas could include target amplification technology and signal amplification technology. Third party patents have already issued in the field of target amplification such as polymerase chain reaction technology (also known as PCR).


     There has been significant litigation in the biopharmaceutical industry regarding patents and other proprietary rights. Such litigation has consumed substantial resources for the parties involved. If the Company became involved in similar litigation regarding its intellectual property rights, the cost of such litigation could be substantial and could have a material adverse effect on the Company.

     Certain proprietary trade secrets and unpatented know-how are important to the Company in conducting its research and development activities. There can be no assurance that others may not independently develop the same or similar technologies. Although the Company has taken steps, including entering into confidentiality agreements with its employees and third parties, to protect its trade secrets and unpatented know-how, third parties nonetheless may gain access to such information.

     Reliance on and Attraction and Retention of Key Personnel and Consultants. The Company's ability to successfully develop marketable products and to maintain a competitive position will depend in large part on its ability to attract and retain highly qualified scientific and management personnel and to develop and maintain relationships with leading research institutions and consultants. The Company is highly dependent upon the principal members of its management, scientific staff and Scientific Advisory Board. Competition for such personnel and relationships is intense, and there can be no assurance that the Company will be able to continue to attract and retain such personnel.

     Technological Change and Risk of Obsolescence; Competition. The biopharmaceutical industry is subject to rapid and significant technological change. The Company has numerous competitors, including major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. These competitors may succeed in developing technologies and products that are more effective than any which are being developed by the Company or which would render the Company's technology and products obsolete and non-competitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in pre-clinical testing and human clinical trials of new or improved pharmaceutical products and in obtaining Food and Drug Administration ("FDA") and other regulatory approvals on products for use in health care. The Company is aware of various products under development or manufactured by competitors that are used for the prevention, diagnosis or treatment of certain diseases the Company has targeted for product development, some of which use therapeutic approaches that compete directly with certain of the Company's product candidates. The Company has limited experience in conducting and managing pre-clinical testing necessary to enter clinical trials required to obtain government approvals and has limited experience in conducting clinical trials. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company, which could adversely affect the Company's ability to further develop and market its products. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which the Company has limited or no experience.


     Extensive Government Regulation. Research, pre-clinical development, clinical trials and the manufacturing and marketing of therapeutic and diagnostic products under development by the Company are subject to extensive and rigorous regulation by governmental authorities in the United States and other countries. Clinical trials and the manufacturing and marketing of products will be subject to the testing and approval processes of the FDA and comparable foreign regulatory authorities. The process of obtaining such required regulatory approvals for the types of products under development by the Company usually takes many years and is expensive. Development of a new biologic therapeutic or vaccine product may take, from initiation of clinical trials until FDA approval, on average five to ten years or more, while in vitro diagnostics may take approximately two to six years or more depending on the requirements of the approval process or clinical data requirements. If the FDA requests additional data, these time periods can be substantially increased. Even after such additional data are submitted, there can be no assurance of obtaining FDA approval. In addition, product approvals may be withdrawn or limited for noncompliance with regulatory standards or the occurrence of unforeseen problems following initial marketing. The Company has not sought or received regulatory approval for the commercial sale of any of its products or for any manufacturing processes or facilities. The Company and its licensees may encounter significant delays or excessive costs in their respective efforts to secure necessary approvals or licenses. Future federal, state, local or foreign legislative or administrative acts could also prevent or delay regulatory approval of the Company's or its licensees' products. There can be no assurance that the Company or its collaborative partners will be able to obtain the necessary approvals for clinical testing, manufacturing or marketing of the Company's products or that the clinical data they obtain in clinical studies will be sufficient to establish the safety and effectiveness of the products. Failure to obtain or maintain requisite governmental approvals or failure to obtain approvals of the clinical intended uses requested, could delay or preclude the Company or its licensees from further developing particular products or from marketing their products or could limit the commercial use of the products and thereby have a material adverse effect on the Company's liquidity and financial condition.


     Product Liability Exposure. The use of the Company's product candidates during testing or after approval entails an inherent risk of adverse effects which could expose the Company to product liability claims. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from these claims. The Company endeavors to obtain indemnification by its corporate partners against certain of such claims. However, there can be no assurance that such parties will honor, or have the financial resources to honor, such obligations. The Company currently has product liability insurance for products in pre-clinical and clinical testing. There can be no assurance that such coverage will be adequate in scope to protect the Company in the event of a successful product liability claim.


     Hazardous Materials; Environmental Matters. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. The Company may be required to incur significant costs to comply with environmental laws and regulations in the future. The Company's operations, business or assets may be materially or adversely affected by current or future environmental laws or regulations.

     Uncertainty of Health Care Reimbursement and Related Matters. The Company's ability to earn sufficient returns on its products may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations. If purchasers or users of the Company's products are not entitled to adequate reimbursement for the cost of using such products, they may forego or reduce such use. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available.


     Possible Volatility of Stock Price. The Company believes that factors such as the status of its products in development, announcements of new products, formation or termination of corporate alliances, other developments by the Company, its competitors or the FDA, determinations in connection with patent applications of the Company or others and variations in quarterly operating results could cause the market price for the Common Stock to fluctuate substantially. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many high technology and healthcare-related companies and that have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock.



     Limitations on Net Operating Loss Carryforwards. At December 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $96 million which expire at various dates from 2000 through 2011. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, the annual utilization of the Company's net operating loss carryforwards may be limited if the Company experiences a change in ownership of more than 50% within a three-year period. The Company believes that one or more of such ownership changes may have occurred since 1986. Therefore, the Company may be significantly limited in using its tax net operating loss carryforwards arising before such ownership change(s) to offset future taxable income.


     Dividend Policy and Restrictions. The Company has never paid any cash dividends on its Common Stock. The Board of Directors will determine future dividend policy based on the Company's results of operations, financial condition, capital requirements and other circumstances. The Company does not anticipate that any dividends will be declared on its Common Stock in the foreseeable future. Except as may be utilized to pay the dividends payable on the Company's Series A Preferred Stock, any earnings which the Company may realize will be retained to finance the growth of the Company. In addition, the terms of the Series A Preferred Stock restrict the payment of dividends on other classes and series of stock.

                                 USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of the Shares offered herein by the Selling Stockholder. If all of the Options are exercised, the Company will receive estimated proceeds of approximately $506,250. The Company anticipates utilizing any proceeds received from the exercise of the Options (i) to continue to fund and expand its research and development programs and (ii) for general corporate purposes, including working capital. There can be no assurance that any of the Options will be exercised.


                               SELLING STOCKHOLDER

Stock Ownership


     The table below sets forth as of the date of this Prospectus, the number of shares of Common Stock (i) owned beneficially by the Selling Stockholder; (ii) being offered by the Selling Stockholder pursuant to this Prospectus; (iii) to be owned beneficially by the Selling Stockholder after completion of the offering, assuming that all of the Options are exercised and all of the Shares are sold and (iv) the percentage to be owned by the Selling Stockholder after completion of the offering. For the purposes of this table the Selling Stockholder is deemed to own beneficially the shares of Common Stock underlying the Options.

     In January 1992, the Company participated in the founding of Cadus Pharmaceutical Corporation ("Cadus") with scientists from Princeton University. The Company supported the initial growth and development of Cadus, and as of December 31, 1993 owned approximately 28% of Cadus' common and preferred stock. In December 1994, the Company completed the sale of one-half of its Cadus shares for proceeds equaling $3 million to the Selling Stockholder. In April 1995, the Company completed the sale of the remaining one-half of its shares of capital stock of Cadus for $3 million to the Selling Stockholder. The Company had a right to repurchase all such shares of Cadus anytime up until October 27, 1996 for $5.25 per share which it did not exercise. In exchange for such right, the Company granted the Selling Stockholder the Options. One Option is to purchase 150,000 shares at a price of $2.00 per share, subject to adjustment under certain circumstances, and the other Option is to purchase 300,000 shares at a price of $0.6875 per share, subject to adjustment under certain circumstances. Both Options became exercisable on April 27, 1995 and will expire on April 27, 2000. Dr. Samuel D. Waksal was the Chairman of the board of directors of Cadus until July 1996 and continued to serve on the board as a director until November 1997.

                           SELLING STOCKHOLDER'S TABLE

                                                                   Percentage of
                                                   Number of        Outstanding
                     Number of     Number of      Shares to be      Shares to be
                      Shares        Shares        Owned after       Owned after
Selling            Beneficially     Offered      Completion of     Completion of
Stockholder           Owned         Hereby          Offering        the Offering
-----------           -----         ------          --------        ------------

High River Limited    450,000      450,000(1)          0                 0
Partnership

(1) Consists of the Shares being offered pursuant to this Prospectus, which are issuable upon the exercise of the Options.


                              PLAN OF DISTRIBUTION



     Shares of Common Stock issuable upon exercise of the Options may be sold pursuant to this Prospectus by the Selling Stockholder. These sales may occur in privately negotiated transactions or in the over-the-counter market through brokers and dealers as agents or to brokers and dealers as principals who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or from the purchasers of the Common Stock for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. After the passage of the requisite period of time, the Selling Stockholder may also sell the Shares pursuant to Rule 144 under the 1933 Act. The Company has been advised by the Selling Stockholder that it has not made any arrangements relating to the distribution of the Shares. In effecting sales, broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to the sale.

     Upon being notified by the Selling Stockholder that any material arrangement (other than a customary brokerage account agreement) has been entered into with a broker or dealer for the sale of Shares through a block trade, purchase by a broker or dealer, or similar transaction, the Company will file a supplemented Prospectus pursuant to Rule 424(c) under the 1933 Act disclosing (a) the name of each such broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), (e) if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in the Prospectus, as supplemented, and (f) any other facts material to the transaction.


     The Selling Stockholder and any broker-dealers who execute sales for the Selling Stockholder may be deemed to be "underwriters" within the meaning of the 1933 Act by virtue of the number of shares of Common Stock to be sold or resold by such persons or entities or the manner of sale thereof, or both. If the Selling Stockholder or any broker-dealer or other holders were determined to be underwriters, any discounts, concessions or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of Common Stock might be deemed underwriting discounts and commissions under the 1933 Act.


     The Selling Stockholder has represented to the Company that any purchase or sale of the Common Stock by it will be in compliance with Regulation M ("Regulation M") promulgated under the Exchange Act. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of the Company's Common Stock (the "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he has a beneficial interest, any Common Stock or any right to purchase Common Stock, for a period of one business day prior to and subsequent to completion of his participation in the Distribution (the "Distribution Period").


     During the Distribution Period, Rule 104 ("Rule 104") under Regulation M prohibits the Selling Stockholder and any other person engaged in the Distribution from engaging in any stabilizing bid or purchasing the Common Stock except for the purpose of preventing or retarding a decline in the open market price of the Common Stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the Selling Stockholder will be reoffering and reselling the Common Stock at the market, Rule 104 prohibits it from effecting any stabilizing transaction in contravention of Rule 104 with respect to the Common Stock.

                                  LEGAL MATTERS


     Certain legal matters in connection with the sale of the Shares have been passed upon for the Company by the Law Offices of Brian W Pusch, New York, New York. Brian Pusch owns 700 shares of Common Stock.


                                     EXPERTS

     The financial statements of ImClone Systems Incorporated as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

Information Not Required in Prospectus

Item 14: Other expenses of Issuance and Distribution

     The following table sets forth all expenses payable by the Company in connection with the sale of the Shares:


         SEC registration fee                                      $930
         Blue Sky fees and expenses*                               $200
         Legal fees and expenses*                                $5,000
         Accounting fees and expenses*                           $4,000
         Miscellaneous*                                          $3,870
                                                               --------
         Total*                                                 $14,000


-------------------
*Estimated

Item 15.  Indemnification of Directors and Officers

     The Company's Certificate of Incorporation and Amended and Restated By-laws set forth the extent to which officers or directors of the Company may be indemnified against any liabilities which they may incur. The general effect of such charter and by-law provision is that any person made a party to an action, suit or proceeding by reason of the fact that he is or was a director or officer of the Company, or of another corporation or other enterprise which he served as such at the request of the Company, shall be indemnified by the Company against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted under the laws of the State of Delaware. Authority is given to the Board of Directors to extend such indemnification to employees and other agents of the Company as well.

     The general effect of the indemnification provisions contained in Section 145 of the Delaware General Corporation Law is as follows: A director or officer who, by reason of such directorship or officership, is involved in any action, suit or proceeding (other than an action by or in the right of the corporation) may be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director or officer who, by reason of such directorship or officership, is involved in any action or suit by or in the right of the corporation may be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the corporation unless and only to the extent that a court of appropriate jurisdiction shall approve such indemnification.

     The Company's Certificate of Incorporation provides that, to the maximum extent permitted under the Delaware General Corporation Law, a director of the Company shall not be personally liable to the Company or to any of its stockholders for monetary damages for breach of fiduciary duty as a director of the Company. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company maintains $5 million in insurance for its officers and directors in connection with claims against them in their capacity as officers or directors.

Item 16. Exhibits

         5    - Opinion of Law Offices of Brian W Pusch*

         23.1 - Consent of Law Offices of Brian W Pusch (included in Exhibit 5)*

         23.2 - Consent of KPMG Peat Marwick LLP


         24   - Power of Attorney (included in signatures)


*  Previously filed as an exhibit hereto.

Item 17.  Undertakings

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or l3(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section l5(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has reasonable grounds to believe that the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 9th day of February, 1998.

                                       IMCLONE SYSTEMS INCORPORATED

                                       By: /s/ Samuel D. Waksal
                                           ----------------------------------
                                           Samuel D. Waksal
                                           President and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                Title                       Date

                  *
--------------------------------  Chairman of the Board         February 9, 1998
(Robert F. Goldhammer)            and Director




/s/ Samuel D. Waksal              President, Chief Executive    February 9, 1998
--------------------------------  Officer and Director
(Samuel D. Waksal)                (Principal Executive Officer)


                  *               Executive Vice President,     February 9, 1998
--------------------------------  Chief Operating Officer
(Harlan W. Waksal)                and Director



                  *
--------------------------------  Vice President, Finance and   February 9, 1998
(Carl S. Goldfischer)             and Chief Financial Officer
                                  (Principal Financial Officer)



                  *               Director                      February 9, 1998
--------------------------------
(Richard Barth)

                  *               Director                      February 9, 1998
--------------------------------
(Jean Carvais)

                  *               Director                      February 9, 1998
--------------------------------
(Vincent T. DeVita, Jr.)

                  *               Director                      February 9, 1998
--------------------------------
(David M. Kies)

                  *               Director                      February 9, 1998
--------------------------------
(Paul B. Kopperl)

________________________________  Director                      February _, 1998
(John Mendelsohn)

                  *               Director                      February 9, 1998
--------------------------------
(William R. Miller)


*/s/ John B. Landes
--------------------------------------
By: John B. Landes as attorney-in-fact

                                  EXHIBIT INDEX

Exhibit No.                Exhibit
-----------                -------


23.2                       Consent of KPMG Peat Marwick LLP

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
ImClone System Incorporated


     We consent to the use of our reports incorporated herein and to the reference to our firm under the heading "Experts" in the prospectus.


February 9, 1998                                     /s/ KPMG Peat Marwick LLP
                                                     -------------------------
                                                         KPMG PEAT MARWICK LLP